Exhibit 5.1

[Thompson & Knight LLP Letterhead]

September 10, 2010

GeoMet, Inc.

909 Fannin, Suite 1850

Houston, Texas 77010

Re: GeoMet, Inc. Registration of Series A Convertible Preferred Stock

Ladies and Gentlemen:

We have acted as counsel to GeoMet, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of Series A Convertible Redeemable Preferred Stock of the Company (the “Preferred Shares”), issuable upon the exercise of transferable subscription rights distributed at no charge to holders of the common stock of the Company pursuant to a rights offering. The Preferred Shares are being offered and sold under the Company’s Registration Statement (SEC File No. 33-163193) on Form S-3 (the “Registration Statement”) originally filed with the Securities and Exchange Commission (the “Commission”) on November 18, 2009, including the form of prospectus included therein (the “Base Prospectus”) and the prospectus supplement filed with the Commission on July 29, 2010 (the “Prospectus Supplement”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the organizational and governing documents of the Company, each as amended to the date hereof, the Registration Statement, including the Base Prospectus, the Prospectus Supplement and the documents incorporated by reference into each, and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of the originals of the documents submitted to us, and the conformity to authentic original of any documents submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that the parties thereto had or will have the corporate, partnership or other power to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite corporate, partnership or other action and the due execution and delivery by such parties of such documents. As to any facts material to the opinion expressed herein which were not independently established or verified by us, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that when the Preferred Shares are issued and delivered against payment therefore upon due exercise of the subscription rights as contemplated in the Prospectus Supplement, the Preferred Shares will be duly authorized, validly issued, fully paid and

GeoMet, Inc.

nonassessable.

The opinion expressed above is limited by and subject to the following qualifications:

(a)	We express no opinion other than as to the federal laws of the United States of America, the laws of the State of Texas and the laws of the State of Delaware, including all applicable provisions of the Constitution of each such jurisdiction and reported judicial decisions interpreting such laws.

(b)	In rendering the opinion expressed herein, we have assumed that no action has been taken by the Company in connection with the matters described or referred to herein will be modified, rescinded or withdrawn after the date hereof. We have also assumed that the effectiveness of the Registration Statement and any amendments thereto (including post-effective amendments) shall not have been terminated or rescinded.

(c)	The opinion expressed herein is rendered and speaks only as of the date hereof and we specifically disclaim any responsibility to update such opinion subsequent to the date hereof or to advise you of subsequent developments affecting such opinion.

This opinion letter is rendered to you in connection with the Prospectus Supplement constituting part of the Registration Statement. Without our prior written consent, this opinion letter may not be relied upon for any other purpose.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Thompson & Knight LLP

THOMPSON & KNIGHT LLP